Exhibit F-5(a)(1)



                         October 4, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

          With respect to (1) the Application-Declaration (the "Application-Declaration") on Form U-1, as amended (File No. 70-
9753), filed by Entergy Louisiana, Inc. ("Entergy Louisiana"), System Energy Resources, Inc. ("SERI") and the other companies named therein with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by SERI of one or more new series of its First Mortgage Bonds and the participation by Entergy Louisiana in one or more assignments of the Availability Agreement in support thereof, as referred to and described in the Application-Declaration; (2) the Commission's orders dated December 6, 2000 and September 11, 2002 (together, the "Orders") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of such First Mortgage Bonds; and (3) the execution and delivery by Entergy Louisiana on September 24, 2002 of the Thirty-
fourth   Assignment  of  Availability  Agreement,   Consent   and
Agreement dated as of September 1, 2002 (the "Thirty-fourth Availability Agreement Assignment") to the Trustee under SERI's Mortgage and Deed of Trust dated as of June 15, 1977, as amended and supplemented, for the benefit of the holders of SERI's $70,000,000 First Mortgage Bonds, 4 7/8% Series due October 1, 2007, I advise you that in my opinion:

          (a) Entergy Louisiana is a corporation duly organized and validly existing under the laws of the State of Louisiana;

          (b) the execution and delivery of the Thirty-fourth Availability Agreement Assignment have been consummated in accordance with the Application-
     Declaration, as amended, and the Orders;

          (c)    all  state  laws  that  relate  or   are
     applicable  to  the execution and  delivery  of  the
     Thirty-fourth   Availability  Agreement   Assignment
     (other than so-called "blue sky" or similar laws, upon which I do not express an opinion herein) have been complied with;

          (d)   the  Thirty-fourth Availability Agreement
     Assignment  is  a  valid and binding  obligation  of
     Entergy  Louisiana  in accordance  with  its  terms,
     except  as  may be limited by applicable bankruptcy,
     insolvency, fraudulent conveyance, reorganization or
     other   similar   laws  affecting   enforcement   of
     mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law); and

          (e)   the  consummation of  the  execution  and
     delivery of the Thirty-fourth Availability Agreement
     Assignment has not violated the legal rights of  the
     holders   of   any  securities  issued  by   Entergy
     Louisiana.


          I  am  a  member of the Bar of the State of  Louisiana.
This opinion is limited to the laws of the State of Louisiana and the federal laws of the United States of America.

          My consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                          Very truly yours,

                          /s/ Mark G. Otts

                          Mark G. Otts
                          Senior Counsel - Corporate and Securities
                          Entergy Services, Inc.